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                                                                     Exhibit 5


                                 July 28, 1997


                                                                    10720-0000


INTELLICORP, INC.
1975 El Camino Real West
Mountain View, California 94040-2216

     Re:    Registration Statement on Form S-3


Dear Ladies and Gentlemen:

        We have acted as counsel to IntelliCorp, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on June 23, 1997 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 2,748,000 shares of its Common Stock, $.001 par value (the "Shares"), all of which are to be sold by certain of the Company's stockholders. Of the Shares to be registered, 2,500,000 shares are issuable upon the conversion of outstanding shares of Series B Preferred Stock (the "Preferred Stock") or, in the event that the Preferred Stock is exchanged for convertible promissory notes of the Company due 2004
(the "Notes"), upon conversion of the Notes, and up to 248,000 shares are issuable as dividends on the Preferred Stock or as interest on the Notes, if issued.

                                       I.

        In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. In rendering our opinion, we have examined the following records, documents, instruments and certificates:

        (a) The Restated Certificate of Incorporation, as amended, of the Company certified by the Secretary of State of the State of Delaware as of July 25, 1997, and certified to us by an officer of the Company

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                                                                     Exhibit 5





              as being complete and in full force and effect as of the date of this opinion;

        (b) The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

        (c) The Series B Preferred Stock Purchase Agreement dated March 19, 1997 (the "Purchase Agreement");

        (d)   The Certificates representing shares of Preferred Stock;

        (e) A Certificate of an Officer of the Company: (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors of the Company and any committees of the Board of Directors relating to the Shares; and
              (ii) certifying as to certain factual matters;

        (h)   The Registration Statement; and

        (i) A written statement from ChaseMellon Shareholder Services, the Company's transfer agent, as to the number of shares of the Company's Common Stock that were outstanding on July 25, 1997.

         This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware and the laws of the State of California, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative decision.

                                      II.


         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that: (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold; (ii) at the time of conversion, the Company has sufficient authorized shares of Common Stock to permit the issuance of the Shares upon conversion of the Preferred Stock, (iii) the full amount of consideration stated in the Purchase Agreement pursuant to which the Preferred Stock is issued is paid for each share of Preferred Stock and that such consideration in respect of each share includes payment of cash or other lawful consideration at least equal to the par value thereof; (iv) appropriate certificates evidencing the Shares are executed and delivered by the Company; and (v) all applicable securities laws are complied with, it is our opinion that the Shares, when issued, will be legally issued, fully paid and nonassessable.


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                                      III.


     This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                  Very truly yours,



                                  /s/ HELLER EHRMAN WHITE & MCAULIFFE